Exhibit  22.01


            SUBSIDIARIES OF EXCALIBUR TECHNOLOGIES CORPORATION
                             January 31, 1998


1.  Excalibur Technologies International, Ltd.

2.  Excalibur Acquisition Corporation

3.  EXCA Acquisition Corporation